Exhibit 99.1

Metallus Announces First-Quarter 2025 Results

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Net sales of $280.5 million, an increase of 17 percent compared with the fourth quarter of 2024
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Net income of $1.3 million and adjusted EBITDA(1) of $17.7 million
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Invested $27.5 million in capital expenditures and deployed $5.6 million to repurchase common shares
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Cash and cash equivalents balance was $180.3 million with total liquidity(2) of $432.0 million as of March 31, 2025

CANTON, Ohio: May 8, 2025 – Metallus (NYSE: MTUS), a leader in high-quality specialty metals, manufactured components and supply chain solutions, today reported first-quarter 2025 net sales of $280.5 million and net income of $1.3 million, or $0.03 per diluted share. On an adjusted basis(1), the first-quarter 2025 net income was $3.2 million, or $0.07 per diluted share, and adjusted EBITDA was $17.7 million.

This compares with the company's sequential fourth-quarter 2024 net sales of $240.5 million and net loss of $21.4 million, or a loss of $0.50 per diluted share. On an adjusted basis(1), the fourth-quarter 2024 net loss was $3.3 million, or a loss of $0.08 per diluted share, and adjusted EBITDA was $8.3 million.

In the same quarter last year, net sales were $321.6 million and net income was $24.0 million, or $0.52 per diluted share. On an adjusted basis(1), the first-quarter 2024 net income was $26.1 million, or $0.56 per diluted share, and adjusted EBITDA was $43.4 million.

“Our solid order book, strengthening spot pricing environment, and recent market share gains demonstrate the trust our customers place in us and the resilience of our business strategy. We support the enforcement and expansion of steel tariffs and believe they will help Metallus meet the growing demand for U.S.-produced steel. As domestic steel consumption increases, we are experiencing an increase in our order bookings from new and existing customers. Consequently, our order backlog has increased approximately 50 percent from the same period a year ago. At the same time, we remain mindful of the potential challenges posed by the current macroeconomic landscape. We are confident that we will be able to navigate this uncertainty and continue delivering value to our stakeholders,” stated Mike Williams, president and chief executive officer.

“While we have seen some volatility in the defense supply chain during the first quarter driven by customer manufacturing start-up challenges, we remain on track with our investments to expand capacity in support of the U.S. Army's mission to ramp up munitions production. Our capital allocation strategy remains unchanged, prioritizing strategic investments that drive profitable growth alongside our ongoing share repurchase program. We will continue focusing on safety, outstanding customer service, and our strategic priorities as we seek to deliver sustainable profitability and cash flow in all market conditions,” stated Williams.

FIRST-QUARTER 2025 FINANCIAL SUMMARY

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Net sales of $280.5 million increased 17 percent compared with $240.5 million in the fourth quarter 2024. The increase in net sales was primarily driven by higher shipments and an increase in raw material surcharge revenue per ton due to higher scrap and alloy prices. Compared with the first quarter of 2024, net sales decreased by 13 percent on unfavorable product mix, lower average base sales(1) prices and lower raw material surcharge revenue per ton.

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Ship tons of 152,900 increased 22,700 tons sequentially, or 17 percent, driven by higher industrial, automotive and energy shipments, partially offset by lower aerospace & defense shipments. Compared with the prior-year first quarter, ship tons decreased 1 percent as a result of lower shipments in aerospace & defense and automotive, partially offset by higher industrial and energy shipments.
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Manufacturing costs decreased by $12.5 million on a sequential basis as a result of increased cost absorption on higher production volume and lower planned annual shutdown maintenance costs. Melt utilization improved to 65 percent in the first quarter 2025 from 56 percent in the fourth quarter 2024. Compared with the prior-year first quarter, manufacturing costs decreased by $2.8 million while melt utilization was 72 percent in last year's first quarter.

CASH, LIQUIDITY AND REPURCHASE ACTIVITY

As of March 31, 2025, the company’s cash and cash equivalents balance was $180.3 million. In the first quarter, operating cash flow was an outflow of $38.9 million, primarily driven by required pension contributions. Capital expenditures totaled $27.5 million in the first quarter including $13.9 million for projects funded by the U.S. government. Total liquidity(2) was $432.0 million as of March 31, 2025.

Required pension contributions totaled $52.6 million in the first quarter, most of which related to the bargaining unit pension plan. Additionally, during the first quarter, the company repurchased approximately 395,000 common shares in the open market at an aggregate cost of $5.6 million. As of March 31, 2025, the company had $97.2 million remaining under its authorized share repurchase program.

During the first quarter, the company received $11.9 million from the U.S. Army as part of the previously announced $99.75 million capacity expansion funding agreement in support of the U.S. Army's mission of ramping up munitions production. The company also received $1.0 million during the first quarter from JobsOhio as part of the previously announced $3.5 million grant. To date, the company has received $66.4 million of government funding and expects additional funding to be provided under the previously announced agreements throughout 2025 and into early 2026 as mutually agreed upon milestones are achieved.

During the first quarter of 2025, the company received a notice of conversion from the holder of the remaining $5.5 million of outstanding convertible notes. The company expects to settle these convertible notes in cash during the second quarter of 2025. As of March 31, 2025, the fair value of the outstanding convertible notes was $9.7 million.

OUTLOOK

Given the elements outlined in the outlook below, the company expects second-quarter of 2025 adjusted EBITDA to be higher than the first quarter of 2025.

Commercial:

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Second-quarter shipments are expected to modestly increase from the first quarter driven by higher aerospace & defense shipments.
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Lead times for both bar and tube products currently extend to July.

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The company recently implemented spot price increases on special bar quality (SBQ) and seamless mechanical tubing (SMT) products not covered by an annual pricing agreement.

Operations:

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The company expects the average melt utilization rate to increase in the second quarter, driven by improved operational performance and supported by an increasing order book.
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Manufacturing cost absorption is expected to improve in the second quarter on a planned increase in melt utilization.

Other matters:

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Planned capital expenditures are approximately $125 million for the full year of 2025, consistent with previous guidance and inclusive of approximately $90 million of capital expenditures funded by the U.S. government.
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Required pension contributions were approximately $6 million in April with an estimated additional $10 million of required pension contributions in the second half of 2025.
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As previously noted, the company plans to settle the outstanding convertible notes in cash during the second quarter of 2025.
(1)
Please see discussion of non-GAAP financial measures in this news release.
(2)
The company defines total liquidity as available borrowing capacity plus cash and cash equivalents.

METALLUS EARNINGS WEBCAST INFORMATION

Metallus will provide live Internet listening access to its conference call with the financial community scheduled for Friday, May 9, 2025 at 9:00 a.m. ET. The live conference call will be broadcast at investors.metallus.com. A replay of the conference call will also be available at investors.metallus.com.

ABOUT METALLUS INC.

Metallus (NYSE: MTUS) manufactures high-performance specialty metals from recycled scrap metal in Canton, OH, serving demanding applications in industrial, automotive, aerospace & defense and energy end markets. The company is a premier U.S. producer of alloy steel bars (up to 16 inches in diameter), seamless mechanical tubing and manufactured components. In the business of making high-quality steel for more than 100 years, Metallus' proven expertise contributes to the performance of our customers' products. The company employs approximately 1,880 people and had sales of $1.1 billion in 2024. For more information, please visit us at www.metallus.com.

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Investor contact:

Jennifer Beeman

P 330.471.7760

ir@metallus.com

NON-GAAP FINANCIAL MEASURES

Metallus reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures. This earnings release includes references to the following non-GAAP financial measures: adjusted earnings (loss) per share, adjusted net income (loss), EBITDA, adjusted EBITDA, free cash flow, base sales, and other adjusted items. These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are representative of the company’s performance and provide improved comparability of results. See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures. Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, Metallus' results prepared in accordance with GAAP. In addition, the non-GAAP measures Metallus uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Metallus uses in the same way.

FORWARD-LOOKING STATEMENTS

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "will," "anticipate," "aspire," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should," "would," "strategy," or "strategic direction" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: (1) the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand including but not limited to changes in domestic and worldwide political and economic conditions due to, among other factors, U.S. and foreign trade policies and the impact on economic conditions, changes in customer operating schedules due to supply chain constraints or unplanned work stoppages, the ability of customers to obtain financing to purchase the company’s products or equipment that contains its products, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; (2) changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, availability of skilled labor and changes in the cost of labor and benefits; (3) the success of the company's operating plans, announced programs, initiatives and capital investments, the consistency to meet demand levels following unplanned downtime, and the company's ability to maintain appropriate relations with the union that represents its associates in certain locations in order to avoid disruptions of business; (4) whether the company is able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether the company is able to fully realize the expected benefits of such actions; (5) the company's pension obligations and investment performance; (6) with respect to the company's ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes; (7) availability of property insurance coverage at commercially reasonable rates or insufficient insurance coverage to cover claims or damages; (8) the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital; (9) the impacts from any repurchases of our common shares, including the timing and amount of any repurchases; (10) competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; (11) deterioration in global economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; (12) the impact of global conflicts on the economy, sourcing of raw materials, and commodity prices; (13) climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns; (14) unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, regulatory compliance and environmental issues and taxes, among other matters; (15) cyber-related risks, including information technology system failures, interruptions and security breaches; (16) the potential impact of pandemics, epidemics, widespread illness or other health issues; and (17) with respect to the equipment investments to support the U.S. Army’s mission of ramping up munitions production in the coming years, whether the funding awarded to support these investments is received on the anticipated timetable, whether the company is able to successfully complete the installation and commissioning of the new assets on the targeted budget and timetable, and whether the anticipated increase in throughput is achieved. Further, this news release represents our current policy and intent and is not intended to create legal rights or obligations. Certain standards of measurement and performance contained in this news release are developing and based on assumptions, and no assurance can be given that any plan, objective, initiative, projection, goal, mission, commitment, expectation or prospect set forth in this news release can or will be achieved. Inclusion of information in this news release is not an indication that the subject or information is material to our business or operating results.

Additional risks relating to the company's business, the industries in which the company operates, or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in millions, except per share data) (Unaudited)	2025	2024
Net sales	$280.5	$321.6
Cost of products sold	258.6	271.0
Gross Profit	21.9	50.6
Selling, general & administrative expenses (SG&A)	24.3	24.1
Loss (gain) on sale or disposal of assets, net	(1.5)	0.1
Other (income) expense, net	(2.3)	(0.8)
Interest (income) expense, net	(1.5)	(2.8)
Income (Loss) Before Income Taxes	2.9	30.0
Provision (benefit) for income taxes	1.6	6.0
Net Income (Loss)	$1.3	$24.0

Net Income (Loss) per Common Share:
Basic earnings (loss) per share	$0.03	$0.55
Diluted earnings (loss) per share (1,2)	$0.03	$0.52

Weighted average shares outstanding - basic	42.1	43.6
Weighted average shares outstanding - diluted (1,2)	43.0	46.8

(1) For the three months ended March 31, 2025, common share equivalents for shares issuable for equity-based awards (0.9 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded in the computation of diluted earnings (loss) per share for the three months ended March 31, 2025 as these shares would be anti-dilutive.

(2) For the three months ended March 31, 2024, common share equivalents for shares issuable upon the conversion of outstanding convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.5 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, for the three months ended March 31, 2024, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

CONSOLIDATED BALANCE SHEETS

(Dollars in millions) (Unaudited)	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$180.3	$240.7
Accounts receivable, net of allowances	125.7	90.8
Inventories, net	230.6	219.8
Deferred charges and prepaid expenses	27.4	29.9
Other current assets	4.4	6.1
Total Current Assets	568.4	587.3

Property, plant and equipment, net	510.7	507.3
Operating lease right-of-use assets	10.1	11.7
Pension assets	7.5	5.5
Intangible assets, net	3.3	3.4
Other non-current assets	1.5	1.5
Total Assets	$1,101.5	$1,116.7

LIABILITIES
Accounts payable	$143.3	$119.2
Salaries, wages and benefits	19.9	16.8
Accrued pension and postretirement costs	25.4	66.5
Current operating lease liabilities	4.1	4.8
Current convertible notes, net	5.4	5.4
Government funding liabilities	66.4	53.5
Other current liabilities	15.6	15.3
Total Current Liabilities	280.1	281.5

Credit agreement	—	—
Non-current operating lease liabilities	6.1	6.9
Accrued pension and postretirement costs	102.2	110.2
Deferred income taxes	14.3	14.3
Other non-current liabilities	12.7	13.3
Total Liabilities	415.4	426.2
SHAREHOLDERS' EQUITY
Additional paid-in capital	839.6	843.9
Retained deficit	(51.1)	(52.4)
Treasury shares	(109.2)	(108.7)
Accumulated other comprehensive income (loss)	6.8	7.7
Total Shareholders' Equity	686.1	690.5
Total Liabilities and Shareholders' Equity	$1,101.5	$1,116.7

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)	Three Months Ended March 31,
	2025	2024
CASH PROVIDED (USED)
Operating Activities
Net income (loss)	$1.3	$24.0
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	13.7	13.4
Amortization of deferred financing fees	0.1	0.1
Loss (gain) on sale or disposal of assets, net	(1.5)	0.1
Stock-based compensation expense	3.4	3.5
Pension and postretirement expense (benefit), net	0.8	2.0
Changes in operating assets and liabilities:
Accounts receivable, net	(34.8)	(6.7)
Inventories, net	(10.8)	(9.3)
Accounts payable	34.0	16.5
Other accrued expenses	2.9	(4.2)
Deferred charges and prepaid expenses	2.5	1.3
Pension and postretirement contributions and payments	(53.0)	(28.4)
Other, net	2.5	21.1
Net Cash Provided (Used) by Operating Activities	(38.9)	33.4
Investing Activities
Capital expenditures	(27.5)	(17.4)
Proceeds from government funding	12.9	—
Proceeds from disposals of property, plant and equipment	1.7	—
Net Cash Provided (Used) by Investing Activities	(12.9)	(17.4)
Financing Activities
Purchase of treasury shares	(5.6)	(4.4)
Proceeds from exercise of stock options	—	1.1
Shares surrendered for employee taxes on stock compensation	(2.6)	(15.4)
Net Cash Provided (Used) by Financing Activities	(8.2)	(18.7)
Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(60.0)	(2.7)
Cash, cash equivalents, and restricted cash at beginning of period	241.9	281.3
Cash, Cash Equivalents, and Restricted Cash at End of Period	$181.9	$278.6

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

Cash and cash equivalents	$180.3	$278.1
Restricted cash reported in other current assets	1.6	0.5
Total cash, cash equivalents, and restricted cash shown in the Consolidated Statements of Cash Flows	$181.9	$278.6

Reconciliation of Free Cash Flow(2) to GAAP Net Cash Provided (Used) by Operating Activities:

This reconciliation is provided as additional relevant information about the company's financial position. Free cash flow is an important financial measure used in the management of the business. Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

	Three Months Ended March 31,
(Dollars in millions) (Unaudited)	2025	2024
Net Cash Provided (Used) by Operating Activities	$(38.9)	$33.4
Less: Capital expenditures(1)	(13.6)	(17.4)
Free Cash Flow(2)	$(52.5)	$16.0

(1) On February 27, 2024, the Company entered into an agreement for up to $99.75 million in funding from the United States Army. In the three months ended March 31, 2025, funding proceeds of $12.9 million were received and the related capital spending for the project of $13.9 million is excluded from Free Cash Flow.

(2) Free Cash Flow is defined as net cash provided (used) by operating activities less capital expenditures.

Reconciliation of adjusted net income (loss)(2) to GAAP net income (loss) and adjusted diluted earnings (loss) per share(2) to GAAP diluted earnings (loss) per share for the three months ended March 31, 2025, March 31, 2024, and December 31, 2024:

Adjusted net income (loss) and adjusted diluted earnings (loss) per share are financial measures not required by or presented in accordance with GAAP. These Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, the financial measures prepared in accordance with GAAP, and a reconciliation of these financial measures to the most comparable GAAP financial measures is presented. Management believes this data provides investors with additional useful information on the underlying operations and trends of the business and enables period-to-period comparability of the company’s financial performance.

	Three months ended March 31, 2025		Three months ended March 31, 2024		Three months ended December 31, 2024
(Dollars in millions) (Unaudited)	Net income (loss)	Diluted earnings (loss) per share(1)	Net income (loss)	Diluted earnings (loss) per share(9)	Net income (loss)	Diluted earnings (loss) per share(10)
As reported	$1.3	$0.03	$24.0	$0.52	$(21.4)	$(0.50)
Adjustments:(2)
Loss (gain) on sale or disposal of assets, net	(1.5)	(0.03)	0.1	—	0.2	0.01
Loss on extinguishment of debt	—	—	—	—	9.4	0.22
Loss (gain) from remeasurement of benefit plans, net	—	—	0.8	0.02	8.5	0.20
Sales and use tax refund	(0.8)	(0.02)	—	—	—	—
Business transformation costs(3)	—	—	0.3	—	0.5	0.01
IT transformation costs(4)	0.9	0.02	1.3	0.03	1.7	0.04
Rebranding costs(5)	0.1	—	0.3	—	0.1	—
Amortization of cloud-computing costs(6)	0.3	—	—	—	0.6	0.01
Salaried pension plan surplus asset distribution(7)	3.6	0.08	—	—	—	—
Tax effect on above adjustments(8)	(0.7)	(0.01)	(0.7)	(0.01)	(2.9)	(0.07)
As adjusted	$3.2	$0.07	$26.1	$0.56	$(3.3)	$(0.08)

(1) For the three months ended March 31, 2025, common share equivalents for shares issuable for equity-based awards (0.9 million shares) were included in the computation of diluted earnings (loss) per share, as they were considered dilutive. Common share equivalents for shares issuable upon the conversion of outstanding convertible notes were excluded in the computation of diluted earnings (loss) per share for the three months ended March 31, 2025 as these shares would be anti-dilutive.

(2) Adjusted net income (loss) and adjusted diluted earnings (loss) per share are defined as net income (loss) and diluted earnings (loss) per share, respectively, excluding, as applicable, adjustments listed in the foregoing table.

(3) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(4) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(5) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(6) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(7) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the Company recognized a loss of $3.6 million when the remaining assets were distributed.

(8) Tax effect on above adjustments includes the tax impact related to the adjustments shown above.

(9) For the three months ended March 31, 2024 convertible notes (1.7 million shares) and common share equivalents for shares issuable for equity-based awards (1.5 million shares) were included in the computation of as reported and as adjusted diluted earnings (loss) per share, as they were considered dilutive. The total diluted weighted average shares outstanding for the three months ended March 31, 2024 was 46.8 million shares. For the convertible notes, the company utilizes the if-converted method to calculate diluted earnings (loss) per share. As such, net income was adjusted to add back $0.2 million of convertible notes interest expense (including amortization of convertible notes issuance costs).

(10) Common share equivalents for shares issuable upon the conversion of outstanding convertible notes and common share equivalents for shares issuable for equity-based awards were excluded from the computation of diluted earnings (loss) per share for the three months ended December 31, 2024, because the effect of their inclusion would have been anti-dilutive.

Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(8) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company's performance. EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,		Three Months Ended December 31,
(Dollars in millions) (Unaudited)	2025	2024	2024
Net income (loss)	$1.3	$24.0	$(21.4)
Net Income Margin (1)	0.5%	7.5%	(8.9%)

Provision (benefit) for income taxes	1.6	6.0	(3.0)
Interest (income) expense, net	(1.5)	(2.8)	(2.0)

Depreciation and amortization	13.7	13.4	13.7
Amortization of cloud-computing costs (2)	0.3	—	0.6
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$15.4	$40.6	$(12.1)
EBITDA Margin (3)	5.5%	12.6%	(5.0%)
Adjustments:
(Gain) loss from remeasurement of benefit plans	—	0.8	8.5
Loss on extinguishment of debt	—	—	9.4
Sales and use tax refund	(0.8)	—	—
Business transformation costs (4)	—	0.3	0.5
IT transformation costs (5)	0.9	1.3	1.7
Rebranding costs (6)	0.1	0.3	0.1
Salaried pension plan surplus asset distribution (7)	3.6	—	—
(Gain) loss on sale or disposal of assets, net	(1.5)	0.1	0.2
Adjusted EBITDA (8)	$17.7	$43.4	$8.3
Adjusted EBITDA Margin (8)	6.3%	13.5%	3.5%

(1) Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2) Amortization of cloud computing software costs consists of expense recognized in Selling, General, and Administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.

(3) EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization, including cloud-computing costs. EBITDA Margin is EBITDA as a percentage of net sales.

(4) Business transformation costs consist of professional service fees associated with the evaluation of certain strategic opportunities, with a focus on targeted growth to diversify the company’s end market and product portfolio through acquisitions.

(5) The company is undergoing a multi-year IT transformation initiative intended to streamline and modernize legacy IT systems while also reducing operating costs, increasing information security and positioning us to take advantage of market opportunities. IT transformation costs were primarily related to professional service fees not eligible for capitalization and are primarily related to project planning and third-party implementation services.

(6) Rebranding costs consist primarily of professional service fees associated with the company's name change to Metallus Inc., announced during the first quarter of 2024.

(7) Following the completion of the salaried pension plan annuitization in May 2024, there were surplus assets which were used to make a one-time 401(k) contribution to eligible employees. As a result, the Company recognized a loss of $3.6 million when the remaining assets were distributed.

(8) Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Reconciliation of Base Sales by end market to GAAP Net Sales by end market:

The tables below present net sales by end market, adjusted to exclude surcharges, which represents a financial measure that has not been determined in accordance with GAAP. We believe presenting net sales by end market, both on a gross basis and on a per ton basis, adjusted to exclude raw material and energy surcharges, provides additional insight into key drivers of net sales such as base price and product mix. Due to the fact that the surcharge mechanism can introduce volatility to our net sales, net sales adjusted to exclude surcharges provides management and investors clarity of our core pricing and results. Presenting net sales by end market, adjusted to exclude surcharges including on a per ton basis, allows management and investors to better analyze key market indicators and trends and allows for enhanced comparison between our end markets.

When surcharges are included in a customer agreement and are applicable (i.e., reach the threshold amount), based on the terms outlined in the respective agreement, surcharges are then included as separate line items on a customer’s invoice. These additional surcharge line items adjust base prices to match cost fluctuations due to market conditions. Each month, the company will post on the surcharges page of its external website, as well as our customer portal, the scrap, alloy, and energy surcharges that will be applied (as a separate line item) to invoices dated in the following month (based upon shipment volumes in the following month). All surcharges invoiced are included in GAAP net sales.

(Dollars in millions, ship tons in thousands)
	Three Months Ended March 31, 2025
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	66.3	64.1	8.6	13.9	—	152.9

Net Sales	$101.7	$113.2	$32.5	$28.7	$4.4	$280.5
Less: Surcharges	26.6	21.6	3.4	6.7	—	58.3
Base Sales	$75.1	$91.6	$29.1	$22.0	$4.4	$222.2

Net Sales / Ton	$1,534	$1,766	$3,779	$2,065	$—	$1,835
Surcharges / Ton	$401	$337	$395	$482	$—	$381
Base Sales / Ton	$1,133	$1,429	$3,384	$1,583	$—	$1,454

	Three Months Ended March 31, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	60.8	66.5	16.5	11.4	—	155.2

Net Sales	$118.9	$122.9	$46.3	$28.0	$5.5	$321.6
Less: Surcharges	30.1	26.5	6.5	6.6	—	69.7
Base Sales	$88.8	$96.4	$39.8	$21.4	$5.5	$251.9

Net Sales / Ton	$1,956	$1,848	$2,806	$2,456	$—	$2,072
Surcharges / Ton	$495	$398	$394	$579	$—	449
Base Sales / Ton	$1,461	$1,450	$2,412	$1,877	$—	$1,623

	Three Months Ended December 31, 2024
	Industrial	Automotive	Aerospace & Defense	Energy	Other	Total
Ship Tons	49.7	58.6	10.7	11.2	—	130.2

Net Sales	$77.2	$102.2	$32.6	$23.9	$4.6	$240.5
Less: Surcharges	18.1	18.9	3.4	5.1	—	45.5
Base Sales	$59.1	$83.3	$29.2	$18.8	$4.6	$195.0

Net Sales / Ton	$1,553	$1,744	$3,047	$2,134	$—	$1,847
Surcharges / Ton	$364	$323	$318	$455	$—	$349
Base Sales / Ton	$1,189	$1,421	$2,729	$1,679	$—	$1,498

Calculation of Total Liquidity(1):

This calculation is provided as additional relevant information about the company's financial position.

(Dollars in millions) (Unaudited)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$180.3	$240.7

Credit Agreement:
Maximum availability	$400.0	$400.0
Suppressed availability(2)	(143.0)	(176.8)
Availability	257.0	223.2
Credit facility amount borrowed	—	—
Letter of credit obligations	(5.3)	(5.3)
Availability not borrowed	$251.7	$217.9

Total Liquidity(1)	$432.0	$458.6

(1) Total Liquidity is defined as available borrowing capacity plus cash and cash equivalents.

(2) As of March 31, 2025 and December 31, 2024, Metallus had less than $400.0 million in collateral assets to borrow against.

ADJUSTED EBITDA(1) WALKS
(Dollars in millions) (Unaudited)	2024 1Q vs. 2025 1Q	2024 4Q vs. 2025 1Q
Beginning Adjusted EBITDA(1)	$43.4	$8.3
Volume	(1.4)	11.3
Price/Mix	(28.6)	(14.9)
Raw Material Spread	—	3.9
Manufacturing	2.8	12.5
SG&A	0.4	(4.3)
Other	1.1	0.9
Ending Adjusted EBITDA(1)	$17.7	$17.7

(1) Please refer to the Reconciliation of Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to GAAP Net Income (Loss).